UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 9, 2004

Commission file number: 0-16946

LabOne, Inc.

10101 Renner Blvd.

Lenexa, Kansas 66219

(913) 888-1770

Incorporated in Missouri

I.R.S. Employer Identification Number: 43-1039532

Item 9.  Regulation FD Disclosure

LabOne to Acquire Northwest Toxicology

LabOne, Inc. (Nasdaq: LABS), announced today that it has signed an agreement to acquire the assets of the drug testing division, Northwest Toxicology, from NWT Inc., Salt Lake City. Northwest Toxicology has been a leading SAMHSA-certified laboratory since 1989. The combination of LabOne and Northwest Toxicology will result in an extensive product offering, including testing for drugs of abuse in urine, oral fluid and hair, specimen validity testing, esoteric drug testing, and medical professional drug testing. Although LabOne anticipates that some of the urine and oral fluid testing will be redirected to its Lenexa facility, both the Northwest Toxicology laboratory and LabOne will maintain their SAMHSA certifications for testing performed for federally regulated clients. Terms of the agreement were not disclosed. The companies anticipate completing the transaction by early March 2004.

"We see this acquisition as an exciting combination of two leaders," said W. Thomas Grant II, chairman, president and CEO of LabOne. "Both companies have traditions of customer service and commitment to the drug testing industry. With our leadership in oral fluid testing, web reporting solutions and technology, and Northwest's scientific and esoteric testing expertise, we are bringing together two companies with clearly defined and complementary skill sets."

"We are very enthusiastic and pleased to partner NWT's drugs of abuse testing business with an outstanding company like LabOne," said Denis Lin, president and CEO of NWT Inc. "The services of Northwest Toxicology coupled with LabOne's major presence in the industry will provide for exciting opportunities at an excellent time in the marketplace. Upon closing, NWT will focus its efforts on growing and expanding its Tandem Labs pharmaceutical bio-analytical contract research business."

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

 LabOne, Inc.

Date: January 9, 2004	By /s/ John W. McCarty John W. McCarty Executive V.P. and Chief Financial Officer